AMENDMENT NO. 1 TO THE
                          AGREEMENT AND PLAN OF MERGER


        This Amendment No. 1 dated as of June 30, 1995 (this "Amendment"), to the Agreement and Plan of Merger dated as of May 22, 1995 (the "Agreement"), is made and entered into by and among Prideco, Inc., a Texas corporation (the "Company"), Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), William Chunn ("Chunn"), Donald Morris ("Morris"), Sandra Hamilton ("Hamilton", and collectively with Christiana, Chunn and Morris, the "Shareholders"), Energy Ventures, Inc., a Delaware corporation ("EVI"), and Grant Acquisition Company, a Texas corporation ("Grant").


                              W I T N E S S E T H:

        WHEREAS, the parties have previously executed the Agreement, whereby EVI agreed to acquire the Company through a merger of Grant, a wholly-owned Subsidiary of EVI, with and into the Company pursuant to which shares of Preferred Stock and Common Stock of the Company would be converted into EVI Common Stock, on the terms and conditions set forth in the Agreement;

        WHEREAS, in connection with the Merger, Christiana agreed to provide EVI with $9 million in funds to reduce the debt of the Company immediately following the Merger through a sale of additional shares of EVI Common Stock to Christiana on the terms and subject to the conditions set forth in the Agreement; and

        WHEREAS, the parties wish to amend the Agreement as provided herein;

        NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Definitions. Each capitalized term used in this Amendment shall have the meaning given to such term in the Agreement, unless defined elsewhere in this Amendment.

        2.   Amendments.  The Agreement is amended as follows:

             (a) Section 1.3(a) is hereby amended to read in its entirety as follows:

                  "1.3 Conversion of Stock.

                       (a)  Except as provided in this Section 1.3 or in
             Section 1.5 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock or Preferred Stock or any holder of any shares of Grant Common Stock, each share of Common Stock and Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon the surrender of the certificates formerly representing such shares pursuant to Section 1.4 hereof, a fraction of a share of EVI Common Stock per share of Common Stock or Preferred Stock, as the case may be, as follows (the fraction of a share of EVI Common Stock issuable in exchange for the shares of Common Stock and Preferred Stock in the Merger shall be referred to as the "Conversion Rate" with respect to such shares):

                            (i) the Conversion Rate for the Common Stock shall be .52634; and

                            (ii) the Conversion Rate for the Preferred Stock
                  shall be .13571."

             (b) Section 1.3(f) is hereby amended to read in its entirety as follows:

                       "(f) In the event of any stock dividend or other
             distribution to the holders of EVI Common Stock, stock split, recapitalization, combination, merger, consolidation or other similar change in capitalization, an adjustment to the Conversion Rate will be made. Such adjustment to the Conversion Rate shall be made so that the holder of a share of Common Stock or Preferred Stock would receive in the Merger for each share of EVI Common Stock issuable in the Merger such number of shares of EVI Common Stock and other securities or property as a holder of a share of EVI Common Stock as of the date hereof would have in respect of such share of EVI Common Stock as of the Effective Time. The Market Price shall also be appropriately adjusted in the event of a stock split, reclassification or recapitalization to reflect the change in the number of shares of EVI Common Stock."

             (c) Section 5.1(b) is hereby amended to read in its entirety as follows:


                       "(b) The Company shall not without the prior written
             consent of EVI, (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock,
             (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (iii) purchase, redeem or otherwise acquire any shares of its capital stock or (iv) except as contemplated by this Agreement, enter into any agreement or other transaction with a Shareholder or an Affiliate of a Shareholder."

             (d) Section 5.12(a) is hereby amended to read in its entirety as follows:

                  "5.12     Purchase of EVI Stock.

                       (a) At the Closing, Christiana shall purchase from EVI, and EVI shall sell to Christiana, 606,405 shares of EVI Common Stock for $9,000,000 payable in immediately available funds."

             (e) Section 6.1(a) is hereby amended to read in its entirety as follows:

                  "(a) Commencing one year after the Effective Date,
             Christiana, individually, and Chunn, Morris and Hamilton, as a group, may each request EVI to register under the Securities Act all or any portion of the shares of EVI Common Stock (and references in this Article 6 to "EVI Common Stock" shall be deemed to include any securities received by the Shareholders on account of any stock split, stock dividend, recapitalization, other distribution, share exchange or merger of EVI) issued to such Shareholder pursuant to the Merger, purchased by Christiana in the transactions described in Schedule 3.1 or Section 5.12 hereof pursuant to a plan of distribution to be described in such notice; provided that, unless otherwise agreed to by EVI, such request may not be for a continuous or "shelf" registration made pursuant to Rule 415 promulgated under the Securities Act or any similar or successor rule. EVI shall be obligated to register the EVI Common Stock issued to each of Christiana, individually, and Chunn, Morris and Hamilton, as a group, pursuant to this Section 6.1(a) on one occasion only for each such group; provided, however, in the event Christiana elects to dispose of all of its EVI Common Stock pursuant to this
             Section 6.1(a) and is not able to dispose of all of such EVI Common Stock pursuant to such plan of distribution or in the event such disposition is not completed as a result of a default by EVI under the underwriting agreement relating to such plan of distribution, Christiana shall be entitled to one additional registration pursuant to this Section 6.1(a)."

             (f) Section 13.47 is hereby amended to read in its entirety as follows:

                  "13.47  "Market Price" shall mean $18.0219."

        3. Non-Effective Provisions. All references in the Agreement to adjustments to the Conversion Rate based on the Market Price shall not be effective.

        4. Representations, Warranties and Covenants. The Company and Christiana represent and warrant to EVI and Grant that no shares of Preferred Stock of the Company have been converted into shares of Common Stock of the Company. The Company and Christiana covenant and agree that no shares of Preferred Stock of the Company will be converted into shares of Common Stock of the Company.

        5. Agreement Otherwise Unchanged. Each reference to the Agreement in the Agreement shall, unless the context otherwise requires, mean the Agreement as amended by this Amendment. The Agreement, as amended hereby, is in all respects ratified, approved and confirmed.

        6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        7. Headings. The headings of the Sections and paragraphs of this Amendment are included for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction or interpretation hereof or thereof.

        8. Governing Law; Interpretation. Except to the extent the provisions of the TBCA are required by the laws of the State of Texas to be applied to the Merger, this Amendment shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.

        IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed on its behalf as of the date first above written.


                              PRIDECO, INC.



                              By:
                                     William Chunn
                                     President



                              ENERGY VENTURES, INC.



                              By:
                                     James G. Kiley
                                     Vice President, Treasurer
                                     and Secretary



                              GRANT ACQUISITION COMPANY



                              By:
                                     James G. Kiley
                                     Vice President, Treasurer
                                     and Secretary



                              CHRISTIANA COMPANIES, INC.



                              By:
                                     William T. Donovan
                                     Executive Vice President

                              WILLIAM CHUNN



                                     William Chunn
                                     9850 East Shore Drive
                                     Willis, Texas  77378
                                     Facsimile No. (409) 856-3222


        The undersigned is the spouse of William Chunn, who is a signatory to the foregoing Amendment, and I acknowledge I know its contents. I further consent to the entering into of such Amendment and agree that such Amendment shall be binding upon me to the extent of my community property interest.



                                     Lona E. Chunn

                              DONALD MORRIS




                                     Donald Morris
                                     42 West Rivercrest
                                     Houston, Texas  77042
                                     Facsimile No.:


        The undersigned is the spouse of Donald Morris, who is a signatory to the foregoing Amendment, and I acknowledge I know its contents. I further consent to the entering into of such Amendment and agree that such Amendment shall be binding upon me to the extent of my community property interest.



                                     June Morris

                              SANDRA HAMILTON





                                     Sandra Hamilton
                                     P.O. Box 300455
                                     Bandera, Texas  78003
                                     Facsimile No.: (210) 562-3594


        The undersigned is the spouse of Sandra Hamilton, who is a signatory to the foregoing Amendment, and I acknowledge I know its contents. I further consent to the entering into of such Amendment and agree that such Amendment shall be binding upon me to the extent of my community property interest.